Exhibit 99.1

Genie Energy Ltd. Reports Third Quarter 2014 Results

NEWARK, NJ — November 5, 2014: Genie Energy Ltd. (NYSE: GNE, GNEPRA) reported revenue of $46.2 million, Adjusted EBITDA* of $856 thousand, and a net loss attributable to common stockholders of $4.8 million ($0.22 per fully diluted share), for the third quarter, the three months ended September 30, 2014.

•	Genie Retail Energy, Genie Energy’s retail energy provider business, generated Adjusted EBITDA* of $5.8 million dollars in 3Q14;
•	The Northern District Planning and Building Committee in Israel issued a permit to Genie Energy’s Afek subsidiary to conduct a 10-well oil and gas drilling exploration program within Afek’s license area. Operations have been temporarily halted by an injunction issued by the High Court of Israel pending resolution of a legal challenge;
•	In September, Genie Mongolia signed a prospecting agreement with the Petroleum Authority of Mongolia. The new exploration block covers twenty-five thousand square kilometers in Central Mongolia southeast of the capital city – Ulaanbaatar. The Company has begun exploratory and resource characterization activities;
•	Genie Energy’s working capital increased to $118 million following the purchase of shares by Chairman and CEO Howard Jonas for $24.6 million.

MANAGEMENT COMMENTS

Howard Jonas, Genie Energy’s Chairman and CEO, said, “The transformation taking place in our retail energy business has established a foundation for future growth. At Genie Oil and Gas, we continue to move forward despite a challenging regulatory environment. We added a significant new license area in Mongolia with a path to commercialization. I am hopeful that the legal challenges facing Afek will be resolved relatively quickly so that we can begin drilling within our Northern Israel license area during the first half of 2015. At IEI, we were disappointed by the decision of the Jerusalem District Planning and Building Committee not to issue a permit for our oil shale pilot plant, but I am optimistic that we will find a way to move forward on this important long-term project.”

Geoff Rochwarger, Genie Energy’s Vice Chairman, said, “Our domestic electricity and natural gas provider business has been evolving rapidly in recent months, with exciting initiatives in branding, customer acquisition programs and expanded retail offerings. Reflective of this diversification, this quarter we begin reporting on these businesses, including the operations of IDT Energy, as Genie Retail Energy. Genie Retail Energy had a solid quarter generating $5.8 million in Adjusted EBITDA on strong margins for electric sales. The number of meters served has stabilized after declines in recent quarters, and we are confident that Epiq Energy, our network marketing subsidiary which we acquired less than a year ago, will help put us on the path to resume growing our customer base in the year ahead.”

GENIE ENERGY 3Q14 CONSOLIDATED RESULTS

$ in millions, except EPS	3Q14	2Q14	3Q13	YoY Change (%/$)
Revenue	$46.2	$48.8	$71.6	(35.5)%
Gross profit	$17.8	$11.5	$19.9	(10.6)%
Gross margin percentage	38.6%	23.5%	27.8%	+1080 basis points
SG&A expense including stock-based compensation	$18.9	$13.4	$12.7	+49.1%
Stock-based compensation	$4.9	$1.7	$1.0	+$3.9
Research and development expense	$3.0	$2.4	$2.7	+14.7%
Equity in the net loss of AMSO, LLC	$0.0	$0.0	$0.7	$(0.7)
Adjusted EBITDA*	$0.9	$(2.6)	$5.0	$(4.2)
(Loss) income from operations	$(4.1)	$(4.3)	$3.9	$(8.1)
Net (loss) income attributable to Genie Energy common stockholders	$(4.8)	$(5.2)	$1.7	$(6.5)
Diluted (loss) income per share attributable to Genie Energy’s common stockholders	$(0.22)	$(0.24)	$0.08	$(0.30)
Net cash (used in) provided by operating activities	$(1.0)	$22.6	$(2.0)	$(1.1)

* Adjusted EBITDA is a non-GAAP measure intended to provide useful information that supplements the core operating results in accordance with GAAP of Genie Energy or the relevant segment. Please refer to the Reconciliation of Non-GAAP Financial Measure at the end of this release for a complete explanation of Adjusted EBITDA and reconciliation to the most directly comparable GAAP measure.

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

As of September 30, 2014, Genie Energy had $158.8 million in total assets, including $103.0 million in cash, cash equivalents, restricted cash (short and long term), and certificates of deposit. Liabilities totaled $28.9 million, and working capital (current assets less current liabilities) totaled $118.1 million.

Net cash used in operating activities in 3Q14 was $1.0 million compared to net cash provided by operating activities of $22.6 million in 2Q14 and net cash used in operating activities of $2.0 million in 3Q13.

Through the nine months ended September 30, 2014, Genie Energy has distributed $982 thousand in dividends to holders of its Series 2012-A Preferred Stock.

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RESULTS BY SEGMENT

Genie Retail Energy

Genie Energy’s retail energy provider and related businesses will be referred to as ‘Genie Retail Energy’ in this and future earnings announcements. This change reflects the Company’s evolving business strategy including the diversification and expansion of brands, marketing and sales channels, and customer offerings beyond those which historically were referred to as ‘IDT Energy’.

$ in millions	3Q14	2Q14	3Q13	YoY Change
Total revenue	$46.2	$48.8	$71.6	(35.5)%
Electricity revenue	$43.4	$40.0	$66.9	(35.2)%
Natural gas revenue	$2.8	$8.8	$4.7	(40.0)%
Gross profit	$17.8	$11.5	$19.9	(10.6)%
Gross margin percentage	38.6%	23.5%	27.8%	+1080 basis points
SG&A expense	$12.2	$10.5	$10.3	+18.1%
Adjusted EBITDA	$5.8	$1.1	$9.9	(41.5)%
Income from operations	$5.6	$0.9	$9.6	(41.5)%

In 3Q14, Genie Retail Energy increased gross meter acquisitions to 56 thousand in 3Q14 from 55 thousand in 2Q14 and decreased compared to 64 thousand in 3Q13. The sequential increase incorporates contributions from several early stage initiatives: Epiq Energy’s network marketing program, the deployment of an in house door-to-door sales force, utilization of a new brand -- Residents Energy, and the expanded deployment of a 12-month guaranteed rate offering in some utility territories. As previously disclosed, IDT Energy purchased Epiq Energy, operator of a network marketing channel, in December 2013. The improving customer acquisition performance also reflected the resumption of sales activity in all markets following suspensions in some areas related to the polar vortex.

Genie Retail Energy’s average monthly customer churn decreased significantly compared to the prior quarter, falling to 6.2% (representing 58 thousand meters) from 8.1% in 2Q14, reflecting a return to a ‘normalized’ churn rate following the impact of last winter’s polar vortex. The 3Q14 churn rate was also slightly below the year ago quarter’s 6.3% churn rate.

Genie Retail Energy’s meters served decreased sequentially by approximately two thousand meters to 362 thousand at September 30, 2014 compared to 364 thousand at June 30, 2014 and 456 thousand at September 30, 2013.

Meters at end of Quarter (in thousands)	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013
Electricity meters	235	238	256	282	300
Natural gas meters	127	126	135	145	156
Total	362	364	391	427	456

Genie Retail Energy’s residential customer equivalents (RCEs) also decreased year over year and sequentially, declining to 248 thousand reflecting the impact of the relatively cool summer in the service region and higher rates of churn among relatively higher average consumption meters, primarily in Pennsylvania.

RCEs at end of Quarter (in thousands)	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013
Electricity RCEs	165	174	198	228	246
Natural gas RCEs	83	86	90	87	91
Total	248	260	288	315	337

Genie Retail Energy’s revenue decreased to $46.2 million in 3Q14 from $71.6 million in the year ago quarter reflecting significant decreases in electric and gas meters and consumption.

Electricity revenue decreased 35.2% year over year to $43.4 million in 3Q14. The decline primarily reflected the reduction in meters served over the past year augmented by a decline in consumption per meter reflective of the relatively cooler summer compared to the prior year. kWH sold decreased 36.7% year over year as the average number of meters served declined 20.8% and consumption per meter decreased 20.0%.

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Average revenue per kWh sold increased 2.3% year over year, even as the average cost per kWh decreased 14.8%. As a result, the gross margin percentage on electric sales increased to 39.7% compared to 27.5% in the year ago quarter. Gross profit on electric sales was $17.2 million compared to $18.4 million in the year ago quarter.

Natural gas revenue decreased 40.0% to $2.8 million in 3Q14. The decrease in revenue was driven by a 22.8% decline in therms sold reflective of the decline in gas meters served, and a 22.3% decrease in revenue per therm sold reflective of a significant decrease in the market price of natural gas. Genie Retail Energy’s average cost per therm sold decreased 11.0%, declining more slowly than revenue per therm. As a result, the gross margin percentage on gas sales declined to 22.2% compared to 32.0% in the year ago quarter. Gross profit on gas sales was $0.6 million compared to $1.5 million in the year ago quarter.

Genie Retail Energy’s SG&A expense in 3Q14 increased 18.1% year over year to $12.2 million primarily due to personnel, professional, consulting and software costs associated with the integration and ramp-up of operations at Diversegy and Epiq Energy.

Genie Retail Energy generated Adjusted EBITDA of $5.8 million in 3Q14 compared to $9.9 million in the year ago quarter, and income from operations of $5.6 million compared to $9.6 million in 3Q13. The decreases in Adjusted EBITDA and income from operations were driven primarily by lower electricity and natural gas gross profit and increased SG&A.

Genie Oil and Gas (GOGAS)

GOGAS currently generates no revenue.  GOGAS’ operating expenses consist primarily of research and development, resource evaluation and other business development efforts.

GOGAS reported $249 thousand in SG&A expense in 3Q14, compared to $374 thousand in 3Q13. R&D expense was $3.0 million in 3Q14, compared to $2.7 million in 3Q13.

In 3Q14 Genie elected not to fund its portion of capital calls for AMSO, LLC, and AMSO LLC’s joint venture partner funded those calls under existing agreements.

GOGAS’ loss from operations in 3Q14 was $3.3 million compared to $3.7 million in 3Q13.

Corporate

Genie Energy’s corporate SG&A expense totaled $6.4 million in 3Q14, including $4.7 million in stock-based compensation related primarily to the amendment of Howard Jonas’ employment agreement. In 3Q13, corporate SG&A expense totaled $1.9 million, including $611 thousand in stock-based compensation.

GOGAS OPERATIONS – PROJECT UPDATES

Afek -- Oil and Gas Exploratory Project in Northern Israel

Afek was awarded a 36-month (extendable to seven years) petroleum exploration license covering 396.5 square kilometers in Northern Israel in 2013. Afek conducted above ground geophysical tests, and, based upon its analysis of the results, applied to Israel’s Northern District Planning and Building Committee for a permit to conduct a 10-well oil and gas exploration drilling program. In July, the Committee voted to approve the Afek application, and subsequently issued the drilling permit.

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On October 20, 2014, the High Court of Justice in Israel issued an interim order to halt Afek’s drilling program until it rules on a petition filed by the Israel Union for Environmental Defense and some local residents challenging the issuance of the drilling permit. In announcing its decision, the Court stated that it expects to convene a three judge panel to hear arguments on the petitions within approximately two months.

Israel Energy Initiatives (IEI) -- Oil Shale Exploration Project in Central Israel

IEI submitted its application to conduct an oil shale pilot test in 2013 to the Jerusalem District Planning and Building Committee. In September of 2014, the Committee declined to issue IEI the permit. IEI is currently evaluating its options to determine the best course of action to move forward to exploit the resource covered by the exploration license.

Genie Mongolia -- Oil Shale Exploration Project in Central Mongolia

In April 2013, Genie Mongolia and the Petroleum Authority of Mongolia entered into an exclusive oil shale development agreement to explore and evaluate the commercial potential of oil shale resources on a 34,470 square kilometer area in Central Mongolia. In September 2014, Genie Mongolia signed a prospecting agreement with the Petroleum Authority of Mongolia covering an additional 25,000 square kilometers in Central Mongolia. The 2014 agreement, the first to be signed under recently passed legislation, also provides a framework under which Genie Mongolia can request a commercial production agreement once a specific suitable resource and location are identified. In aggregate, Genie Mongolia currently has exclusive rights to explore for oil shale in approximately 60,000 square kilometers. In 3Q14, Genie Mongolia continued surface mapping and other geophysical evaluation work of the area.

AMSO, LLC -- Oil Shale RD&D Project in Western Colorado

During 3Q14, AMSO, LLC continued its review of alternative heating system solutions. The heater development and new equipment qualification process will continue through the remainder of 2014 and into 2015. Significant progress was made in the design, construction and operation of specialized testing systems to qualify various components of the various down-hole heaters under consideration. A number of additional testing systems will be deployed over the coming months to aid in evaluating heater equipment for potential use in pilot operations.

GOGAS has not funded its portion of AMSO, LLC’s capital calls to date during 2014. Total S.A. funded GOGAS’ share in the aggregate amount of $3.0 million. As a result, GOGAS’ ownership interest in AMSO, LLC was reduced to 44.3% and Total’s ownership interest increased to 55.7%. GOGAS is evaluating its options with respect to funding AMSO, LLC in 2015. Funding of less than GOGAS’ full share will result in further dilution of its interest in AMSO, LLC.

GENIE ENERGY EARNINGS CONFERENCE CALL

Genie Energy’s management will host a conference call at 8:30 AM Eastern today, November 5th, to discuss financial and operational results, business outlook and strategy. The call will begin with management’s remarks followed by Q&A with analysts and investors.

To listen to the call and/or to participate in the Q&A, dial 1-800-860-2442 (domestic toll-free) or 1-412-858-4600 (international) and request the Genie Energy call.

An audio file of the call in MP3 format replay will be available on the “Investors” section of the Genie Energy website approximately one hour after the call concludes. In addition, a teleconference replay will be available through November 12, 2014 at 1-877-870-5176 (US toll free) or 1-858-384-5517 (international). Callers should ask for conference call # 10055503.

Genie Energy quarterly earnings releases are not distributed via news wire services. Investors can download the earnings release from the Genie Energy website investor relations page: http://www.genie.com/investors/investor-relations. Genie Energy encourages interested investors to sign up for email alerts through its website http://genie.com/investors/email-alerts/ to have earnings releases and other press releases emailed directly to them.

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ABOUT GENIE ENERGY LTD.

Genie Energy Ltd. (NYSE: GNE, GNEPRA) is comprised of Genie Retail Energy and Genie Oil and Gas (GOGAS).  Genie Retail Energy is a retail energy provider supplying electricity and natural gas to residential and small business customers in the Northeastern United States, and other operations in the retail energy provider industry. GOGAS is pioneering technologies to produce clean and affordable transportation fuels from the world's abundant oil shales and other fuel resources.  GOGAS resource development projects include a conventional oil and gas exploration program in Israel and in-situ oil shale projects in Colorado, Israel and Mongolia. For more information, visit www.genie.com.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-K, 10-Q and 8-K.  These factors include, but are not limited to, the following: potential declines in prices for our products and services; our ability to return to profitability and improve our cash flow; impact of government regulation; effectiveness of our marketing and distribution efforts; and general economic conditions.  We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:

Genie Energy Investor Relations

Bill Ulrey

P: (973) 438-3848

E-mail: invest@genie.com

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GENIE ENERGY LTD.

CONSOLIDATED BALANCE SHEETS

	September 30, 2014	December 31, 2013
	(Unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$86,238	$73,885
Restricted cash—short-term	11,000	14,429
Certificates of deposit	4,661	4,343
Trade accounts receivable, net of allowance for doubtful accounts of $1,238 at September 30, 2014 and $930 at December 31, 2013	24,976	42,926
Receivable due from related party	263	—
Inventory	8,979	3,344
Prepaid expenses	4,170	3,408
Deferred income tax assets, net	920	840
Other current assets	3,770	2,917
Total current assets	144,977	146,092
Property and equipment, net	1,748	561
Goodwill	7,226	7,349
Restricted cash—long-term	1,074	1,127
Other assets	3,806	3,714
Total assets	$158,831	$158,843

Liabilities and equity
Current liabilities:
Trade accounts payable	$13,618	$25,302
Accrued expenses	9,944	9,856
Advances from customers	227	1,103
Income taxes payable	278	2,075
Due to IDT Corporation	831	541
Other current liabilities	2,010	1,457
Total current liabilities	26,908	40,334
Other liabilities	1,985	2,169
Total liabilities	28,893	42,503
Commitments and contingencies
Equity:
Genie Energy Ltd. stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000:
Series 2012-A, designated shares—8,750; at liquidation preference, consisting of 2,322 and 1,917 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	19,743	16,303
Class A common stock, $.01 par value; authorized shares—35,000; 1,574 shares issued and outstanding at September 30, 2014 and December 31, 2013	16	16
Class B common stock, $.01 par value; authorized shares—200,000; 23,178 and 19,755 shares issued and 23,000 and 19,696 shares outstanding at September 30, 2014 and December 31, 2013, respectively	232	198
Additional paid-in capital	112,156	82,791
Treasury stock, at cost, consisting of 178 and 59 shares of Class B common stock at September 30, 2014 and December 31, 2013, respectively	(1,430)	(473)
Accumulated other comprehensive income	403	745
Retained earnings	4,521	21,552
Total Genie Energy Ltd. stockholders’ equity	135,641	121,132
Noncontrolling interests:
Noncontrolling interests	(4,703)	(3,792)
Receivable for issuance of equity	(1,000)	(1,000)
Total noncontrolling interests	(5,703)	(4,792)
Total equity	129,938	116,340
Total liabilities and equity	$158,831	$158,843

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GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(in thousands, except per share data)
Revenues:
Electricity	$43,357	$66,923	$179,347	$166,613
Natural gas	2,829	4,715	45,998	45,490
Total revenues	46,186	71,638	225,345	212,103
Direct cost of revenues	(28,359)	(51,699)	(186,170)	(163,179)
Gross profit	17,827	19,939	39,175	48,924
Operating expenses and losses:
Selling, general and administrative (i)	18,890	12,666	46,605	37,572
Research and development	3,044	2,653	7,513	7,734
Equity in the net loss of AMSO, LLC	—	672	—	2,607
(Loss) income from operations	(4,107)	3,948	(14,943)	1,011
Interest income	117	59	310	351
Financing fees	(518)	(729)	(2,046)	(2,524)
Other income (expense), net	150	(159)	121	(344)
(Loss) income before income taxes	(4,358)	3,119	(16,558)	(1,506)
Provision for income taxes	(467)	(1,077)	(420)	(2,717)
Net (loss) income	(4,825)	2,042	(16,978)	(4,223)
Net loss (income) attributable to noncontrolling interests	430	(51)	929	(1,197)
Net (loss) income attributable to Genie Energy Ltd.	(4,395)	1,991	(16,049)	(5,420)
Dividends on preferred stock	(370)	(306)	(1,046)	(917)
Net (loss) income attributable to Genie Energy Ltd. common stockholders.	$(4,765)	$1,685	$(17,095)	$(6,337)

(Loss) earnings per share attributable to Genie Energy Ltd. common stockholders:
Basic	$(0.22)	$0.09	$(0.81)	$(0.33)

Diluted	$(0.22)	$0.08	$(0.81)	$(0.33)

Weighted-average number of shares used in calculation of (loss) earnings per share:
Basic	21,224	19,384	21,189	19,413

Diluted	21,224	21,089	21,189	19,413

(i) Stock-based compensation included in selling, general and administrative expenses	$4,929	$1,064	$8,492	$3,155

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GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
	2014	2013
	(in thousands)
Operating activities
Net loss	$(16,978)	$(4,223)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	92	80
Deferred income taxes	(80)	—
Provision for doubtful accounts receivable	308	—
Stock-based compensation	8,492	3,155
Loss on disposal of property	—	37
Equity in the net loss of AMSO, LLC	—	2,607
Change in assets and liabilities:
Restricted cash	3,482	(665)
Trade accounts receivable	17,642	1,799
Inventory	(5,635)	(834)
Prepaid expenses	(763)	651
Other current assets and other assets	(1,143)	(950)
Trade accounts payable, accrued expenses, other current liabilities and other liabilities	(11,129)	(2,556)
Advances from customers	(876)	(399)
Due to IDT Corporation	290	(78)
Income taxes payable	(1,796)	693

Net cash used in operating activities	(8,094)	(683)
Investing activities
Capital expenditures	(1,261)	(300)
Capital contributions to AMSO, LLC	—	(2,345)
Payments for acquisition	(574)	—
Issuance of note receivable	(50)	(375)
Purchases of certificates of deposit	(4,655)	(5,330)
Proceeds from maturities of certificates of deposit	4,334	2,205
Purchases of marketable securities	—	(3)
Proceeds from maturities and sale of marketable securities	—	10,033

Net cash (used in) provided by investing activities	(2,206)	3,885
Financing activities
Dividends paid	(982)	(826)
Proceeds from purchases of Class B common stock by Howard S. Jonas	24,552	—
Proceeds from exercise of stock options	27	53
Advance on sale of interest in subsidiary	300	—
Repurchases of Class B common stock	(957)	(270)

Net cash provided by (used in) financing activities	22,940	(1,043)
Effect of exchange rate changes on cash and cash equivalents	(287)	279
Net increase in cash and cash equivalents	12,353	2,438
Cash and cash equivalents at beginning of period	73,885	69,409
Cash and cash equivalents at end of period	$86,238	$71,847

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Reconciliation of Non-GAAP Financial Measure for the Third Quarter of 2014

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), Genie Energy also disclosed for the third quarter of 2014 Adjusted EBITDA, which is a non-GAAP measure. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Genie Energy’s measure of Adjusted EBITDA consists of gross profit less selling, general and administrative expense, research and development expense, and equity in net loss of AMSO, LLC, plus depreciation and stock-based compensation (which are included in selling, general and administrative expense). Another way of calculating Adjusted EBITDA is to start with income (loss) from operations and add depreciation and stock-based compensation.

Management believes that Genie Energy’s Adjusted EBITDA provides useful information to both management and investors by excluding certain expenses that may not be indicative of Genie Energy’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses Adjusted EBITDA to evaluate operating performance in relation to Genie Energy’s competitors. Disclosure of this financial measure may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, Genie Energy has historically reported Adjusted EBITDA and believes it is commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to Adjusted EBITDA, as well as the GAAP measures gross profit, income (loss) from operations and net income (loss), on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and Genie Energy's historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

While depreciation is considered an operating cost under GAAP, it primarily represents the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. While Genie Energy’s business may be capital intensive in the future, Genie Energy does not expect to incur significant capital expenditures for the foreseeable future. Genie Energy’s operating results exclusive of depreciation is therefore a useful indicator of its current performance.

Stock-based compensation recognized by Genie Energy and other companies may not be comparable because of the various valuation methodologies, subjective assumptions and the variety of types of awards that are permitted under GAAP. Stock-based compensation is excluded from Genie Energy’s calculation of Adjusted EBITDA because management believes this allows investors to make more meaningful comparisons of the operating results of Genie Energy’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for Genie Energy for the foreseeable future and an important part of employees’ compensation that impacts their performance.

Adjusted EBITDA should be considered in addition to, not as a substitute for, or superior to, gross profit, income (loss) from operations, cash flow from operating activities, net income (loss), basic and diluted earnings (loss) per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, Genie Energy’s measurements of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

Following is the reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure, which is income (loss) from operations for Genie Energy’s reportable segments and net income (loss) for Genie Energy on a consolidated basis.

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Genie Energy Ltd. Reconciliation of Adjusted EBITDA to Net (Loss) Income (unaudited) $ in thousands

	Total	Genie Retail Energy	GOGAS	Corporate
Three Months Ended September 30, 2014 (3Q14)
Adjusted EBITDA	$856	$5,771	$(3,235)	$(1,680)
Subtract:
Stock-based compensation	4,929	152	32	4,745
Depreciation	34	7	27	-
(Loss) income from operations	(4,107)	$5,612	$(3,294)	$(6,425)
Interest income	117
Financing fees	(518)
Other income, net	150
Provision for income taxes	(467)
Net loss	(4,825)
Net loss attributable to noncontrolling interests	430
Net loss attributable to Genie Energy Ltd.	$(4,395)

	Total	Genie Retail Energy	GOGAS	Corporate
Three Months Ended June 30, 2014 (2Q14)
Adjusted EBITDA	$(2,591)	$1,120	$(2,605)	$(1,106)
Subtract:
Stock-based compensation	1,724	177	138	1,409
Depreciation	29	3	26	-
(Loss) income from operations	(4,344)	$940	$(2,769)	$(2,515)
Interest income	99
Financing fees	(583)
Other expense, net	(45)
Provision for income taxes	(134)
Net loss	(5,007)
Net loss attributable to noncontrolling interests	136
Net loss attributable to Genie Energy Ltd.	$(4,871)

	Total	Genie Retail Energy	GOGAS	Corporate
Three Months Ended September 30, 2013 (3Q13)
Adjusted EBITDA	$5,041	$9,856	$(3,477)	$(1,338)
Subtract:
Stock-based compensation	1,064	257	196	611
Depreciation	29	3	26	-
Income (loss) income from operations	3,948	$9,596	$(3,699)	$(1,949)
Interest income	59
Financing fees	(729)
Other expense, net	(159)
Provision for income taxes	(1,077)
Net income	2,042
Net income attributable to noncontrolling interests	(51)
Net income attributable to Genie Energy Ltd.	$1,991

11

Genie Energy Ltd. Reconciliation of Adjusted EBITDA to Net Loss (unaudited) $ in thousands

	Total	Genie Retail Energy	GOGAS	Corporate
Nine Months Ended September 30, 2014
Adjusted EBITDA	$(6,359)	$6,127	$(8,112)	$(4,374)
Subtract:
Stock-based compensation	8,492	471	309	7,712
Depreciation	92	13	78	1
(Loss) income from operations	(14,943)	$5,643	$(8,499)	$(12,087)
Interest income	310
Financing fees	(2,046)
Other income, net	121
Provision for income taxes	(420)
Net loss	(16,978)
Net loss attributable to noncontrolling interests	929
Net loss attributable to Genie Energy Ltd.	$(16,049)

	Total	Genie Retail Energy	GOGAS	Corporate
Nine Months Ended September 30, 2013
Adjusted EBITDA	$4,246	$19,732	$(10,968)	$(4,518)
Subtract:
Stock-based compensation	3,155	748	471	1,936
Depreciation	80	12	67	1
Income (loss) from operations	1,011	$18,972	$(11,506)	$(6,455)
Interest income	351
Financing fees	(2,524)
Other expense, net	(344)
Provision for income taxes	(2,717)
Net loss	(4,223)
Net income attributable to noncontrolling interests	(1,197)
Net loss attributable to Genie Energy Ltd.	$(5,420)

 12